SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

                                                FORM 8-K

                                                                                       Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 27, 2005

Optimal Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada

(State or Other Jurisdiction of Incorporation)

0-28572	98-0160833
(Commission File Number)	(IRS Employer Identification No.)

3500 de Maisonneuve Blvd. W., 2 Place Alexis-Nihon, Suite 1700, Montreal, Quebec, Canada H3Z 3C1

(Address of Principal Executive Offices, Including Zip Code)

(514) 738-8885

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240, 14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

(a)	Placing Agreement dated May 27, 2005

On May 27, 2005, Optimal Group Inc. (the “Registrant”) entered into a placing agreement (the “Placing Agreement”) with FireOne Group plc (“FireOne”), a wholly-owned subsidiary of the Registrant incorporated under the laws of Ireland, the executive directors of FireOne and Numis Securities Limited (“Numis”), an investment dealer registered in England and Wales, relating to the placing by the Registrant (the “Placing”) of 10 million ordinary shares (the “Placed Shares”) of FireOne at a price of 241 p. per Ordinary Share (the “Placing Price”). The Placed Shares represent 20% of the outstanding capital of FireOne. The Placing Agreement is governed by the laws of England.

Under the Placing Agreement, Numis agreed (conditionally, inter alia, on the listing of FireOne’s ordinary shares on the AIM Market operated by the London Stock Exchange (the “Admission”) by no later than 8:00 a.m. on June 2, 2005, or such other date as FireOne and Numis may agree, but not later than June 9, 2005) as agent for the Registrant to use its reasonable endeavours to procure purchasers for the Placed Shares at the Placing Price. Numis has agreed that it would purchase for its own account, all shares in respect of which it has been unable to procure placees by 3:00 p.m. on the dealing day immediately prior to Admission.

Under the Placing Agreement and subject to its becoming unconditional, the Registrant agreed to pay Numis a commission of 4.75% of the first £25 million of the aggregate value at the Placing Price of the Placed Shares and 5% of an amount equal to the excess of the aggregate value at the Placing Price of the Placed Shares over £25 million, and FireOne agreed to pay Numis a corporate finance fee of up to £300,000 together with any applicable value-added taxes. The Registrant agreed to pay the stamp duty and/or stamp duty reserve tax (at the rate of 1% of the price per Placed Share at the Placing Price) arising on the sale of the Placed Shares.

FireOne agreed to pay certain other costs and expenses (including any applicable value-added taxes) of, or incidental to the listing of the FireOne ordinary shares, including all related fees and expenses payable in expenses of the registrars, printing and advertising expenses, postage and all other legal, accounting and other professional fees and expenses.

The Placing Agreement contains warranties and indemnities given by FireOne and the Registrant and certain warranties by the executive directors of FireOne to Numis as to the accuracy of the information contained in the Admission Document prepared in connection with the Placing and other matters relating to FireOne, its subsidiaries and their business. Numis is entitled to terminate the Placing Agreement in certain specified circumstances prior to Admission.

The Registrant has undertaken, subject to certain limited exceptions, that it will not dispose of any ordinary shares it will hold immediately following Admission prior to the first anniversary of Admission without the prior written approval of Numis (such consent is not to be unreasonable withheld or delayed).

Pursuant to the Placing Agreement, FireOne granted Numis the right to subscribe for up to 375,000 FireOne ordinary shares (representing 0.75% of the issued share capital of FireOne on Admission) at any time between the first and fourth anniversaries of Admission at the Placing Price per share.

The Placing Agreement is Exhibit 99.1 to this report on Form 8-K.

(b)	Tax Deed dated May 27, 2005

Pursuant to the Placing Agreement, on May 27, 2005 the Registrant entered into a tax indemnity deed (the “Tax Deed”) with FireOne and Numis.

Under the Tax Deed, the Registrant undertook to pay to FireOne the amount of any taxation liability resulting from or in respect of:

(a)	the transfer by Optimal Payments Inc. of its on-line gaming payment processing business to FireOne and its subsidiaries; and
(b)	any income, profit or gains earned, accrued or received, or event transaction, act occurrence or omission, in respect of any period ending on or before the transfer referred to in clause (a) above.

FireOne undertook to notify the Registrant as soon as reasonably practicable of any tax assessments relevant under the Tax Deed. The Registrant undertook to pay FireOne the amount of any taxation liability within the later of five business days of the demand by FireOne or Numis, or within five business days prior to which this amount is due to the taxing authority.

The Tax Deed is Exhibit 99.2 to this report on Form 8-K.

ITEM 8.01 VOLUNTARY DISCLOSURE OF OTHER EVENTS

On May 27, 2005, the Registrant entered into the Placing Agreement referred to in Item 1.01 above, under which the Registrant appointed Numis as its agent to place 10 million ordinary shares of FireOne, representing 20% of FireOne’s issued and outstanding share capital, with U.K. institutional and other shareholders. The placing price was 241 pence per share, resulting in gross proceeds to Optimal Group of 24.1 million British pounds, or approximately US$44.0 million. The ordinary shares of FireOne commenced trading on the London Stock Exchange’s AIM market on June 2, 2005. Pursuant to the Placing Agreement, the Registrant entered into the Tax Deed referred to in Item 1.01 above, under which the Registrant agreed to indemnify FireOne for certain tax related matters.

FireOne is based in Dublin and was incorporated in the Republic of Ireland for the purpose of carrying on the on-line gaming payments activities previously carried on by a subsidiary of Optimal Payments Inc. (“Optimal Payments”). Optimal Payments is a wholly owned subsidiary of the Registrant. FireOne and its subsidiaries process on-line gaming transactions through the use of credit and debit cards, electronic debit and through FirePay, a leading stored-value wallet. FireOne also offers FirePay for non-gaming purchases.

The press release issued by the Registrant on May 27, 2005 is Exhibit 99.3 to this report on Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.
Exhibit Number	Description

99.1	Placing Agreement dated May 27, 2005.
99.2	Tax Deed dated May 27, 2005.
99.3	Press release dated May 27, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 2, 2005	Optimal Group Inc. (Registrant)
	By:	/s/ Holden L. Ostrin
Name: Holden L. Ostrin
Title: Co-Chairman